Exhibit 5.1

April 24, 2025	Womble Bond Dickinson (US) LLP

Riot Platforms, Inc.	3993 Howard Hughes Parkway
3855 Ambrosia Street, Suite 301	Suite 600
Castle Rock, CO 80104	Las Vegas, NV 89169

RE:	Registration Statement on Form S-3ASR

(File No. 333-281454); 8,200,000 shares of

Common Stock, no par value

Ladies & Gentlemen:

We have acted as special Nevada counsel to Riot Platforms, Inc., a Nevada corporation (the “Company”), in connection with the resale from time to time by the selling stockholder named in the Prospectus Supplement (as defined below) of the  8,200,000 shares of common stock, no par (the “Shares”).  The resale of the Shares is being registered pursuant to a registration statement on Form S-3ASR under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2024 (File No. 333-281454) (the “Registration Statement”), a base prospectus dated August 9, 2024, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a prospectus supplement dated August 9, 2024, filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement dated December 20, 2024, filed with the Commission pursuant to Rule 424(b) under the Act (the “prior prospectus supplements”), and a prospectus supplement dated April 24, 2025, filed with the  Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”, and together with the Base Prospectus and the prior prospectus supplements, the “Prospectus”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon corporate records, certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Corporation Law of the State of Nevada, Nevada Revised Statutes Chapter 78 (“Nevada Corporation Law”) and the laws of the United States of America, and we express no opinion with respect to any other laws, including any state securities or “blue sky” laws or regulations.

In rendering the opinion as set forth below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy, and completeness of the factual statements contained in all of such documents; (f) the legal, valid, and binding effect of all such documents on the parties thereto; (g) that the Company will act in accordance with its

Womble Bond Dickinson (US) LLP is a member of Womble Bond Dickinson (International) Limited, which consists of independent and autonomous law firms providing services in the US, the UK, and elsewhere around the world. Each Womble Bond Dickinson entity is a separate legal entity and is not responsible for the acts or omissions of, nor can bind or obligate, another Womble Bond Dickinson entity. Womble Bond Dickinson (International) Limited does not practice law. Please see www.womblebonddickinson.com/us/legal-notice for further details.

Riot Platforms Inc. April 24, 2025 Page 2

representations and warranties as set forth in the documents; (h) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement; (i) each person executing relevant documents (other than persons executing documents on behalf of Company) has the legal capacity and authority to do so; and (j) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and no stop order suspending its effectiveness will have been issued and remain in effect.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the Company will comply with any and all applicable notice requirements regarding uncertificated shares pursuant to the Nevada Corporation Law.  This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention, or changes in law that occur, that could affect the opinions contained herein.

This opinion is for your benefit in connection with the sale of the Shares subject to the Prospectus Supplement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as exhibit 5.1 to the Company’s Current Report on Form 8-K dated April 24, 2025 and to the reference to our firm contained in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Bond Dickinson (US) LLP

Womble Bond Dickinson (US) LLP